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                                                                     EXHIBIT 2.5

                  AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

          The Amendment No. 1 to Asset Purchase Agreement (the "Amendment") dated as of February 17, 2000 by and between TUT SYSTEMS, INC., a Delaware corporation ("Buyer"), and ONEWORLD SYSTEMS, INC., a Delaware corporation (the "Company"), amends certain provisions of the Asset Purchase Agreement (the "Agreement") dated as of February 3, 2000, by and between Buyer and the Company.

                            ARTICLE I    AMENDMENT.

     1.1 Section 2.5 of the Agreement shall be amended and restated in its entirety as follows:

            "2.5  Purchase Price.  Upon the terms and subject to the conditions
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     contained in this Agreement, in reliance upon the representations, warranties and agreements of the Company contained herein, and in consideration of the sale, assignment, transfer and delivery of the Transferred Assets, Buyer will assume the Assumed Liabilities and will pay an aggregate purchase price of $2,330,000 (the "Purchase Price"), payable at the Closing in cash by wire transfer of immediately available funds to an account designated by the Company."

     1.2  The last sentence of Section 4.4 shall be deleted in its entirety.

                          ARTICLE II    MISCELLANEOUS

     2.1 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

     2.2  GOVERNING LAW.  THIS AMENDMENT, INCLUDING THE VALIDITY HEREOF AND THE
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RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN
ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF). EACH OF THE PARTIES HERETO FURTHER AGREES THAT PROCESS MAY BE SERVED UPON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED AS MORE GENERALLY PROVIDED IN SECTION 9.3 OF THE AGREEMENT, AND CONSENTS TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTIES WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE AGREEMENT OR THE ENFORCEMENT OF ANY RIGHTS UNDER THIS AMENDMENT.
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IN WITNESS WHEREOF the parties hereto have executed this Amendment as of the date first set forth above.

                                        ONE WORLD SYSTEMS, INC.


                                         /s/ Neil Selvin
                                        -------------------------------
                                        President



                                        TUT SYSTEMS, INC.

                                         /s/ Nelson Caldwell
                                        -------------------------------
                                        Chief Financial Officer


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